Chembio Appoints Robert L. Aromando, Jr.
Senior Vice President, Commercial Operations

May 30, 2007 - Medford, NY - Chembio Diagnostics, Inc. (OTCBB:CEMI) has appointed Robert L. Aromando as its Senior Vice President, Commercial Operations. Mr. Aromando brings over 30 years of healthcare sales, marketing, business development and government affairs experience to Chembio.  In this new position at Chembio, Mr. Aromando will lead the implementation of Chembio’s business plan for its recently patented Dual Path Platform (DPP™) point of care technology, and will also oversee all of Chembio’s other sales, marketing and business development activities.

Most recently Mr. Aromando was Managing Partner of K Street Associates, LLC, a lobbying and public policy consulting practice he established in 2006 that represents diagnostic and other healthcare companies.  From 2001-2006, Mr. Aromando was Vice President of Marketing, Government Affairs and Public Policy for Bracco Diagnostics, a privately held global leader in medical imaging products with over $1 billion in sales and over 3000 employees.   Mr. Aromando was previously International Marketing Director for Hoffman La Roche (1991-1998), Director of Global Marketing of Covance Corporation (1998-2000), and President of American Bio Medica (2000-2001). In these positions, Mr. Aromando was significantly engaged in point of care diagnostics, primarily in drug testing.  Earlier in his career, from 1984-1991, Mr. Aromando held sales and marketing positions with Diagnostic Technology and American Home Products, where his experience included the design and implementation of strategic marketing plans, OEM contracts and distribution agreements for a number of infectious disease diagnostic products and platforms.

Mr. Aromando has a BS in Immunology and Business from Mercy College, and a Wharton Executive Education Certificate.  He is a registered lobbyist with the State of New Jersey and the United States House of Representatives and Senate.

Lawrence Siebert, Chairman and CEO of Chembio, commented: “We welcome Bob Aromando and the broad range of experience that he brings to Chembio as well as the confidence and enthusiasm he brings to achieving our objectives.”

Robert Aromando, Senior Vice President of Chembio commented: “This is a great opportunity for me personally and I look forward to working with an outstanding team at Chembio as we bring our new technology to market.”

ABOUT CHEMBIO

Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid tests, marketed in the United States by Inverness Medical Innovations. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease,

In March 2007 Chembio was issued a United States patent for the Dual Path Platform (DPP(TM)), a next generation lateral flow platform. DPP has demonstrated significant advantages over currently available lateral flow methods, including increased sensitivity, sample flexibility, and multiplexing capabilities.  Further information on the technology is available at http://www.chembio.com/newtechnologies.html.

Chembio contact:  Matty Arce marce@chembio.com; 632-924-1135 x123